Exhibit 99.1

Streamline Health Announces $9.7 Million Private Placement of Common Stock

ATLANTA, Georgia — October 11, 2019 — Streamline Health Solutions, Inc. (Nasdaq: STRM) (“Streamline” or the “Company”), a provider of integrated solutions, technology-enabled services and analytics supporting revenue cycle optimization for healthcare enterprises, today announced that it has entered into definitive agreements with certain institutional and accredited investors in a private placement, including certain directors and executive officers of Streamline, for the sale of 9,473,691 shares of common stock at a price of $1.02 per share for aggregate gross proceeds of $9,663,165. The offering is expected to close on or about October 15, 2019, subject to the satisfaction of customary closing conditions.

The Company intends to use approximately $5.8 million of the net proceeds from the offering for the full redemption of its outstanding convertible preferred stock with a book value of $8.7 million, representing a substantial discount. Streamline intends to use the remaining net proceeds for working capital, primarily to continue development and accelerate sales of its eValuator cloud-based, automated pre-bill coding analysis technology.

Craig-Hallum Capital Group is acting as exclusive placement agent in connection with this offering.

The shares of common stock issued in this offering have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. Pursuant to a registration rights agreement, Streamline has agreed to file a registration statement with the SEC to register the resale of the shares of common stock issued in this offering within thirty days.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Streamline Health Solutions, Inc.

Streamline Health Solutions, Inc. (NASDAQ:STRM) is a healthcare industry leader in capturing, aggregating, and translating enterprise data into knowledge - producing actionable insights that support revenue cycle optimization for healthcare enterprises. We deliver integrated solutions, technology-enabled services and analytics that empower providers to drive revenue integrity in a value-based world. We share a common calling and commitment to advance the quality of life and the quality of healthcare - for society, our clients, the communities they serve, and the individual patient. For more information, please visit our website at www.streamlinehealth.net.

Forward-Looking Statements

Statements made by Streamline that are not historical facts are forward-looking statements that are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements included herein. Forward-looking statements include, but are not limited to, statements regarding the closing of the offering, the potential gross proceeds from the offering and the intended use of proceeds from the offering, as well as statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Company Contact:

Randy Salisbury

SVP, Chief Marketing Officer

(404) 229-4242

randy.salisbury@streamlinehealth.net